Exhibit 3.1

GLADSTONE CAPITAL CORPORATION

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is Gladstone Capital Corporation, a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on October 31, 2011.

FOURTH: Section 2.8 of the Articles as previously filed with the SDAT is set forth below:

Term Preferred Shares that at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Capital Stock.

FIFTH: Section 2.8 of the Articles as corrected hereby is set forth below:

Term Preferred Shares that at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued Term Preferred Shares.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman of the Board and attested to by its General Counsel and Secretary on this 28th day of October, 2015.

ATTEST:		GLADSTONE CAPITAL CORPORATION

By:	/s/ Michael LiCalsi	By:	/s/ David Gladstone	(SEAL)
Name:	Michael LiCalsi	Name:	David Gladstone
Title:	General Counsel and Secretary	Title:	Chairman and Chief Executive Officer